Exhibit 10.3
INVENTION DISCLOSURE AGREEMENT
     This Agreement, effective as of the Effective Date, as defined below, is between the University of Massachusetts, as represented solely by the Medical School at its Worcester campus (the “Medical School”), a public institution of higher education of the Commonwealth of Massachusetts, and RXi Pharmaceuticals Corporation (“Company”), a Delaware corporation.
R E C I T A L S
     Whereas, the Company would like to receive disclosures of future Medical School RNAi technologies for the purpose of determining its interest in securing an option for the first right to negotiate with Medical School for a license to said RNAi technologies;
     Whereas, Company is engaged in business relating to the development and commercialization of products that use or incorporate RNAi technologies and is developing the capability of developing commercial applications of RNAi technologies; and
     Whereas, the Medical School is willing to disclose RNAi technologies to Company according to the terms of this Agreement.
     Therefore, Medical School and Company agree as follows:
1.	Disclosure.
     1.1. Definitions.
          (a) “Effective Date” means the date of the closing of the Initial Financing, as defined below.
          (b) “Field” means RNAi technologies for human therapeutic use.
          (c) “Initial Financing” means the financing of the Company of at least Fifteen Million US Dollars ($15,000,000) from investors that may include CytRx Corporation.
          (d) “Patent Rights” means invention disclosures, patent applications, and patents that the Medical School has the authority to license and are not obligated to other parties (e.g., by sponsored research agreement, material transfer agreements,) for license by the Medical School within the Field, but specifically excludes inventions or other technology developed by laboratories of Howard Hughes Medical Institute investigators, whether resulting in invention disclosures, patent applications, patents or other tangible media.
     1.2. Disclosure. After the internal disclosure is accepted by Medical School according to Medical School policy, the Medical School shall promptly disclose to Company in reasonable detail in writing Patent Rights in the Field that are conceived or reduced to practice by the Medical School during the term of this Agreement.

     1.3. MEDICAL SCHOOL MAKES NO WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, Medical School makes no warranty or representation (a) regarding the validity, scope, or patentability of any Patent Rights, (b) that the exploitation of the Patent Rights will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.
2. Consideration for Disclosure Right. In consideration of the rights granted Company under this Agreement, Company shall pay the following to Medical School as of the Effective Date One Million One Hundred Thousand US Dollars ($1,100,000) according to the following schedule.
     2.1. Eight Hundred Thousand US Dollars ($800,000) within thirty (30) days of the Effective Date, payable in cash or that number of shares of Common Stock of Company having an aggregate valuation equal to Eight Hundred Thousand US dollars ($800,000) according to the Company valuation at the Initial Financing. In connection with the issuance of stock pursuant to this Section 2.1, Medical School agrees to become a party to other agreements of Company to the same extent (except any limitations relating to the Medical School’s status as an agency of the Commonwealth of Massachusetts, e.g., prohibition on indemnification) as holders of more than five percent (5%) of the Common Stock of Company (such as, voting agreement and stock restriction agreement). University acknowledges that all certificates representing the shares described in this Section 2.1 may bear customary legends requiring compliance with the Securities Act of 1933 and related state securities laws upon any transfer of such shares. Company shall use commercially reasonable efforts to register the stock issued to Medical School pursuant to this Section 2.1 as soon as possible, subject to customary terms in connection with such transaction.
     2.2. Three Hundred Thousand US Dollars ($300,000), payable annually in three (3) One Hundred Thousand US Dollar ($100,000) payments within thirty (30) days of the Effective Date and each anniversary of the Effective Date during the term of this Agreement.
     3. Option to License Patent Rights.
     3.1. Within sixty (60) days after disclosure pursuant to Section 1.2 (the “Option Period”), Company may choose to negotiate a license for the Patent Rights after Company pays the Medical School a nonrefundable “Option Fee” of Twenty-Five Thousand Dollars ($25,000) within the Option Period. After timely receipt of the Option Fee, Medical School grants Company a first option to negotiate a worldwide, royalty-bearing, exclusive license under its rights in the Patent Rights within the Field (the “Option Right”).
     3.2. If Company elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, Medical School may license its rights under the Patent Rights to any third party without recourse by or obligation to Company.

     3.3. If Company does elect to exercise the Option Right, Medical School and Company shall negotiate in good faith a license agreement containing commercially reasonable terms in the form of Medical School’s then current standard license agreement. If Medical School and Company do not reach agreement within one hundred twenty (120) days after Company exercises the Option Right (the “Negotiation Period”), Medical School may offer its rights in the Patent Rights to any third parties without recourse by or obligation to Company. However, if the parties fail to reach an agreement within the Negotiation Period, the following terms apply:
          a. Within five (5) business days after expiration of the Negotiation Period, Company may elect to have the terms of the license determined by arbitration by delivering written notice of that election to Medical School. If Company elects arbitration, the arbitration shall be conducted in Boston, Massachusetts, by one (1) independent arbitrator who is experienced in licensing biotechnology intellectual property. The arbitrator shall be chosen by mutual consent of the parties within thirty (30) days after Company elects arbitration. Company shall pay the first Ten Thousand Dollars ($10,000) of the expenses of the arbitration, and thereafter the parties shall share the expenses equally. Unless Company rejects the arbitrator’s decision or fails to enter into the license agreement within ten (10) days after the arbitrator’s decision, each party is responsible for its own legal expenses in association with the arbitration. The arbitration shall be in a format in which the arbitrator shall rule that either Company’s or Medical School’s proposed terms are the final terms. The arbitrator shall issue its ruling to the parties within sixty (60) days of being selected. Once the terms have been established by the arbitrator and delivered in writing to Company, Company has ten (10) days to enter into the license agreement on those terms or to reject those terms. If Company rejects those terms or fails to enter into the license agreement within ten (10) days after the arbitrator’s decision, (a) Medical School thereafter is free to license its rights under the Patent Rights to any third party without further notice to Company, and (b) Company shall reimburse Medical School for its out-of-pocket arbitration expenses.
          b. If Company does not elect arbitration pursuant to Subsection 3.3(a), Medical School is free to license its rights under the Patent Rights to any third party.
4. Patent Rights. Medical School is responsible at its expense and in its sole discretion for the preparation, filing, prosecution, and maintenance of the optioned Patent Rights.
5. Information Exchange.
     5.1. Purpose. During the term of this Agreement, Company and Medical School are likely to exchange information relating to the Patent Rights. The following provisions are intended to protect the confidential or proprietary information of each party.
     5.2. Definition of Confidential Information. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, provided that the information is specifically designated as confidential. Confidential Information includes, without limitation, any information relating to the Patent Rights. The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). The Disclosing Party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver it to the Receiving Party within thirty (30) days after the disclosure. The notice shall summarize the Confidential Information and reference the time and place of disclosure.
     5.3. Obligations. For five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (a) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (b) use Confidential Information solely for the purposes of this Agreement; and (c) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.
     5.4. Exceptions. The obligations of the Receiving Party under Section 5.3. above do not apply to the extent the Receiving Party can demonstrate that the Confidential Information (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information as evidenced by written records of Company; (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.
     5.5. Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its information to the Disclosing Party) owns its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except the Receiving Party may retain one copy of the Confidential Information in the possession of its legal office solely for the purpose of monitoring its obligations under this Agreement.
6. Term and Termination.
     6.1. Term. This Agreement commences on the Effective Date and remains in effect for three (3) years, unless earlier terminated in accordance with the provisions of this Agreement.

     6.2. Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due Medical School under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Company will entitle Medical School to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.
     6.3. Failure to Complete Financing. Notwithstanding any other provision of this Agreement, if the Initial Financing has not been completed by June 30, 2007, this Agreement automatically terminates immediately without notice or possibility of cure.
     6.4. Termination by Company. Company may elect to terminate this Agreement at any time upon prior, written notice to Medical School.
     6.5. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 3 (only for Patent Rights optioned before expiration of term, unless this Agreement is terminated for material breach by Company), and 5; Sections 6.5, 7.1., 7.2., and 7.6.
     6.6. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation, fire, explosion, flood, war, strike, terrorism, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.
7. Miscellaneous.
     7.1. Publicity Restrictions. Neither party may use the name of the other or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of those names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the other party. The foregoing notwithstanding, (a) Company or CytRx Corporation may disclose such information without the consent of Medical School in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company or CytRx Corporation shall provide Medical School at least ten (10) days (or a shorter period in order to enable Company to make a timely announcement to fulfill applicable securities laws or other applicable law or regulation, while affording Medical School the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving Medical School the opportunity to comment on the text, and (b) Medical School may disclose the existence of the agreement (but not its terms) according to its customary practice of disclosing its research sponsors and collaborators.
     7.2. Research Partially Funded by Grants.

          (a) Federal Government. To the extent that any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in the invention are subject to and governed by federal law as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid and the parties shall modify the term pursuant to Section 7.8.
          (b) Other Organizations. To the extent that any invention claimed in the Patent Rights has been funded by a non-profit organization, state or local agency, or commercial entity, this Agreement and the grant of any rights in the invention is subject to and governed by the terms of the applicable research grant. If any term of this Agreement fails to conform to those terms, the relevant term is invalid and the parties shall modify the term pursuant to Section 7.8.
     7.3. Tax-Exempt Status. Company acknowledges that Medical School, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code. Company also acknowledges that certain facilities in which the inventions subject to the license disclosure were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Medical School reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Medical School or the bonds used to finance Medical School facilities, the relevant term is invalid and the parties shall modify the term pursuant to Section 7.8.
     7.4. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, including without limitation, in connection with a merger, consolidation, or sale of all or substantially all of its assets or that portion of its business (including any subsidiary) to which this Agreement relates
     7.5. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance, whether or not similar.
     7.6. Governing Law. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. Any action regarding this Agreement shall be brought in Massachusetts Superior Court, Suffolk County.
     7.7. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement and Agreement reference number (as provided in the Agreement header), and shall be sent by recognized national overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:

If to Medical School:	If to Company:

Office of Technology Management	RXi Pharmaceuticals Corporation
University of Massachusetts	One Innovation Drive

333 South Street, Suite 400	Worcester, MA 01605
Shrewsbury, MA 01545
Attention: Executive Director	Attention: President
All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 7.7.
     7.8. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.
     7.9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter. The parties acknowledge that this Agreement has no effect on and does not limit any of Company’s rights under any specific license or sponsored research agreements that have been executed between the parties prior to the Effective Date.
     The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		RXi PHARMACEUTICALS CORP.

By:	/s/ JAMES P. McNAMARA	By:	/s/ TOD WOOLF

Name:	James P. McNamara, Ph.D.,	Name:	Tod Woolf, Ph.D.
Title:	Executive Director, Office of Technology Management	Title:	President & CEO

Date:		Date: